Exhibit 99.1

PACCAR Inc
Public Affairs Department
P.O. Box 1518
Bellevue, WA 98009
Contact:	Ken Hastings
(425) 468-7530
ken.hastings@paccar.com

FOR IMMEDIATE RELEASE

PACCAR Achieves Record Quarterly Revenues and Excellent Profits

Record Global Truck Deliveries and Parts Sales Drive Results

July 23, 2019, Bellevue, Washington – “PACCAR achieved record quarterly revenues and excellent net income in the second quarter of 2019,” said Preston Feight, chief executive officer. “PACCAR’s financial results reflect robust global truck demand, record PACCAR truck production, and record global aftermarket parts sales. I am very proud of our employees who have delivered outstanding trucks, powertrains and transportation solutions to our customers.” Feight added, “Peterbilt and Kenworth 2019 production schedules are substantially full. Customers are ordering trucks for delivery in the first half of 2020.”

PACCAR earned net income of $619.7 million ($1.78 per diluted share) in the second quarter, 11% higher than the $559.6 million ($1.59 per diluted share) earned in the same period last year. Second quarter net sales and financial services revenues were a record $6.63 billion, compared to $5.81 billion achieved in the second quarter of 2018. “PACCAR’s 9.3 percent after-tax return on revenues is an excellent achievement,” shared Harrie Schippers, PACCAR president and chief financial officer.

PACCAR reported record first half net income of $1.25 billion ($3.59 per diluted share) in 2019, 17% higher than the $1.07 billion ($3.04 per diluted share) earned in the first six months of last year. Net sales and financial services revenues for the first six months of 2019 were a record $13.12 billion, 14% higher than the $11.46 billion achieved last year.

Kenworth T680 Hydrogen Fuel Cell Truck

PACCAR Repurchases Stock and Declares Cash Dividend in the Second Quarter

PACCAR repurchased 344,700 of its common shares for $23.1 million during the second quarter. There is $484 million remaining under the current $500 million Board of Directors authorization. In addition, the Board of Directors declared a regular quarterly cash dividend of thirty-two cents ($.32) per share on July 9, 2019. First half dividends declared of sixty-four cents ($.64) per share were 21% higher than the fifty-three cents ($.53) per share declared in the same period last year. “PACCAR has consistently delivered dividends in the range of 45-55% of annual net income to its shareholders,” noted Mark Pigott, executive chairman.

Financial Highlights – Second Quarter 2019

Highlights of PACCAR’s financial results for the second quarter of 2019 include:

•	Record consolidated net sales and revenues of $6.63 billion.
•	Net income of $619.7 million, an after-tax return on revenue of 9.3 percent.
•	Truck, Parts and Other gross margins of 14.8%.
•	Record global truck deliveries of 52,300 units.
•	Record PACCAR Parts revenues of $1.03 billion.
•	Record PACCAR Parts pre-tax income of $210.6 million.
•	Financial Services pre-tax income of $80.3 million.
•	Manufacturing cash and marketable securities of $4.18 billion.
•	Cash generated from operations of $826.5 million.
•	Stockholders’ equity of $9.64 billion.

Financial Highlights – First Half 2019

Highlights of PACCAR’s financial results for the first six months of 2019 include:

•	Record consolidated net sales and revenues of $13.12 billion.
•	Record net income of $1.25 billion, an after-tax return on revenue of 9.5 percent.
•	Capital investments of $308.3 million and R&D expenses of $160.8 million.
•	Financial Services pre-tax income of $164.3 million.
•	Cash generated from operations of $1.19 billion.
•	Medium-term note issuances of $1.44 billion.

Global Truck Markets

DAF achieved an excellent 16.7% market share in the European above 16-tonne segment in the first half of 2019. Harry Wolters, PACCAR vice president and DAF president, said, “Customers benefit from the reliability and fuel efficiency leadership of the DAF XF, CF and LF trucks. We have increased our estimate of European truck industry registrations in the above 16-tonne market to be in a range of 300,000-320,000 vehicles this year.”

Class 8 truck industry retail sales for the U.S. and Canada have increased by 20% year-to-date. “The growing North American economies and record levels of freight tonnage have resulted in excellent demand for Kenworth and Peterbilt vehicles,” said Gary Moore, PACCAR executive vice president. PACCAR has increased its projection of Class 8 truck industry retail sales in the U.S. and Canada to a range of 300,000-320,000 trucks in 2019.

The South American above 16-tonne truck market is projected to be in a range of 100,000-110,000 trucks in 2019. “Strong customer demand for DAF and Kenworth trucks has resulted in a 70% increase in deliveries in South America this year,” said Marco Davila, PACCAR vice president.

PACCAR Achieves Record Quarterly Truck Deliveries

Kenworth, Peterbilt and DAF delivered a record 52,300 trucks in the second quarter of 2019, 13% higher than the same period last year. “Truck deliveries increased in the United States, Canada, Mexico and South America in the second quarter, reflecting strong customer demand for the industry-leading Kenworth, Peterbilt and DAF trucks,” said Darrin Siver, PACCAR senior vice president.

DAF XF Honored as U.K. Fleet Truck of the Year

The DAF XF truck was elected “Fleet Truck of the Year 2019” at the prestigious Motor Transport Awards in the United Kingdom. The judges recognized the DAF XF’s favorable operating costs, excellent driver comfort, strong residual values and exceptional aftermarket support, which are critical factors to fleet operators. Richard Zink, DAF director of sales and marketing, noted, “We are proud of the ‘Fleet Truck of the Year 2019’ award in the U.K.”

DAF XF Truck

PACCAR Parts Achieves Record Quarterly Revenues and Pre-Tax Profit

PACCAR Parts achieved record quarterly revenues of $1.03 billion in the second quarter of 2019, 6% higher than the $968.0 million achieved in the same period last year. Second quarter 2019 pre-tax profit was a record $210.6 million, 8% higher than the $194.5 million achieved in the second quarter of 2018. PACCAR Parts first half 2019 revenues were $2.03 billion, compared to $1.91 billion for the same period last year. PACCAR Parts achieved pre-tax profit of $418.2 million in the first six months of 2019, compared to $386.3 million earned in the first six months of 2018.

David Danforth, PACCAR vice president and PACCAR Parts general manager, said, “PACCAR continues to add global distribution capacity to deliver industry-leading aftermarket parts availability to our customers. The growth of Kenworth, Peterbilt and DAF trucks and higher PACCAR MX engine sales have contributed to increased PACCAR Parts sales. PACCAR’s new 250,000 square-foot distribution center in Las Vegas, Nevada is under construction. PACCAR is also building a new 160,000 square-foot distribution center in Ponta Grossa, Brasil. Both facilities will open in 2020.”

PACCAR Opens Global Embedded Software Centers

PACCAR opened new research and development centers in Kirkland, Washington and Eindhoven, Netherlands to accelerate embedded software development and connected vehicle solutions to benefit customers’ operating efficiency,” said Kyle Quinn, PACCAR chief technology officer.

Digital Technology Center, Eindhoven, Netherlands

Research and Development and Capital Investments

PACCAR’s excellent long-term profits, strong balance sheet, and intense focus on quality, technology and productivity have enabled the company to invest $6.4 billion in capital projects, innovative products and new technologies during the past decade. “R&D expenses of $320-$340 million are being invested this year in aerodynamic truck models, integrated powertrains including zero emission electrification and hydrogen fuel cell technologies, advanced driver assistance systems and truck connectivity,” said George West, PACCAR vice president. PACCAR will make capital investments this year in the range of $675-$725 million including major enhancements to its manufacturing and parts distribution facilities that will support future growth. A new $100 million, state-of-the-art, environmentally friendly paint facility at the Chillicothe, Ohio Kenworth truck factory is being constructed that will enhance paint quality and capacity while reducing operating costs. Additional engine machining and assembly equipment in the Columbus, Mississippi PACCAR engine factory will expand PACCAR engine production capacity, enabling more PACCAR MX-13 and MX-11 engines to be installed in Kenworth and Peterbilt trucks.

PACCAR Engine Factory, Columbus, Mississippi

Financial Services Companies Achieve Excellent Results

PACCAR Financial Services (PFS) has a portfolio of 205,000 trucks and trailers, with record total assets of $15.41 billion. PACCAR Leasing, a major full-service truck leasing company in North America and Europe with a fleet of 39,000 vehicles, is included in this segment. Second quarter PFS pre-tax income in 2019 was $80.3 million, 11% higher than the $72.4 million earned in the second quarter last year. Second quarter 2019 revenues were $361.4 million, 7% higher than the $338.0 million achieved in the same quarter of 2018. For the first six months of 2019, PFS earned pre-tax income of $164.3 million compared to $139.9 million last year. First-half 2019 revenues were $710.9 million compared with $670.2 million for the same period a year ago. “PFS’ portfolio performed well during the second quarter of 2019,” said Todd Hubbard, PACCAR vice president.

“PACCAR’s excellent balance sheet, complemented by its A+/A1 credit ratings, enables PFS to offer competitive retail financing to Kenworth, Peterbilt and DAF dealers and customers in 25 countries on four continents,” said Craig Gryniewicz, PACCAR Financial Corp. president. “We have excellent access to the commercial paper and medium-term note markets, allowing PFS to profitably support the sale of PACCAR trucks.”

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates. PACCAR also designs and manufactures advanced diesel engines, provides financial services and information technology, and distributes truck parts related to its principal business.

PACCAR will hold a conference call with securities analysts to discuss second quarter earnings on July 23, 2019, at 9:00 a.m. Pacific time. Interested parties may listen to the call by selecting “Q2 Earnings Webcast” at PACCAR’s homepage. The Webcast will be available on a recorded basis through July 30, 2019. PACCAR shares are listed on NASDAQ Global Select Market, symbol PCAR. Its homepage is www.paccar.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in PACCAR’s filings with the Securities and Exchange Commission.

PACCAR Inc

SUMMARY STATEMENTS OF OPERATIONS

(in millions except per share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2019	2018	2019	2018
Truck, Parts and Other:
Net sales and revenues	$6,266.5	$5,467.2	$12,404.6	$10,789.0
Cost of sales and revenues	5,341.7	4,647.3	10,558.8	9,182.8
Research and development	82.5	76.7	160.8	152.7
Selling, general and administrative	139.8	127.0	276.7	264.1
Interest and other (income), net	(9.8)	(16.4)	(20.1)	(35.1)

Truck, Parts and Other Income Before Income Taxes	712.3	632.6	1,428.4	1,224.5

Financial Services:
Revenues	361.4	338.0	710.9	670.2
Interest and other	243.6	231.2	474.4	458.9
Selling, general and administrative	33.5	29.8	66.0	60.9
Provision for losses on receivables	4.0	4.6	6.2	10.5

Financial Services Income Before Income Taxes	80.3	72.4	164.3	139.9
Investment income	21.8	14.6	41.1	24.6

Total Income Before Income Taxes	814.4	719.6	1,633.8	1,389.0
Income taxes	194.7	160.0	385.1	317.3

Net Income	$619.7	$559.6	$1,248.7	$1,071.7

Net Income Per Share:
Basic	$1.79	$1.59	$3.60	$3.04
Diluted	$1.78	$1.59	$3.59	$3.04

Weighted Average Shares Outstanding:
Basic	347.0	351.7	347.1	352.1
Diluted	347.7	352.5	347.8	353.0

Dividends declared per share	$.32	$.28	$.64	$.53

PACCAR Inc

CONDENSED BALANCE SHEETS

(in millions)

	June 30	December 31
	2019	2018
ASSETS
Truck, Parts and Other:
Cash and marketable debt securities	$4,181.2	$4,299.6
Trade and other receivables, net	1,711.2	1,314.4
Inventories, net	1,336.6	1,184.7
Property, plant and equipment, net	2,624.4	2,480.9
Equipment on operating leases and other, net	1,904.9	1,803.2
Financial Services Assets	15,409.9	14,399.6

	$27,168.2	$25,482.4

LIABILITIES AND STOCKHOLDERS' EQUITY
Truck, Parts and Other:
Accounts payable, deferred revenues and other	$5,556.9	$5,710.9
Financial Services Liabilities	11,975.9	11,178.6
STOCKHOLDERS' EQUITY	9,635.4	8,592.9

	$27,168.2	$25,482.4

Common Shares Outstanding	346.3	346.6

PACCAR Inc

CONDENSED CASH FLOW STATEMENTS

(in millions)

Six Months Ended June 30,	2019	2018
OPERATING ACTIVITIES:
Net income	$1,248.7	$1,071.7
Depreciation and amortization:
Property, plant and equipment	162.6	179.8
Equipment on operating leases and other	357.7	362.0
Net change in trade receivables, inventory and payables	(187.7)	(258.7)
Net increase in wholesale receivables on new trucks	(321.0)	(234.5)
All other operating activities, net	(70.8)	78.2

Net Cash Provided by Operating Activities	1,189.5	1,198.5

INVESTING ACTIVITIES:
Payments for property, plant and equipment	(249.9)	(221.6)
Acquisitions of equipment for operating leases	(660.4)	(697.0)
Net increase in financial services receivables	(426.5)	(449.9)
Net (increase) decrease in marketable debt securities	(87.8)	316.9
Proceeds from asset disposals and other	299.2	306.4

Net Cash Used in Investing Activities	(1,125.4)	(745.2)

FINANCING ACTIVITIES:
Payments of cash dividends	(917.0)	(608.5)
Purchases of treasury stock	(56.5)	(94.2)
Proceeds from stock compensation transactions	23.9	10.9
Net increase in debt and other	667.6	413.2

Net Cash Used in Financing Activities	(282.0)	(278.6)
Effect of exchange rate changes on cash	1.4	(32.6)

Net (Decrease) Increase in Cash and Cash Equivalents	(216.5)	142.1
Cash and cash equivalents at beginning of period	3,435.9	2,364.7

Cash and cash equivalents at end of period	$3,219.4	$2,506.8

PACCAR Inc

SEGMENT AND OTHER INFORMATION

(in millions)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2019	2018	2019	2018
Sales and Revenues:
Truck	$5,211.9	$4,467.8	$10,319.2	$8,820.8
Parts	1,025.4	968.0	2,030.1	1,907.9
Financial Services	361.4	338.0	710.9	670.2
Other	29.2	31.4	55.3	60.3

	$6,627.9	$5,805.2	$13,115.5	$11,459.2

Pretax Profit:
Truck	$510.7	$434.0	$1,027.7	$829.2
Parts	210.6	194.5	418.2	386.3
Financial Services	80.3	72.4	164.3	139.9
Investment Income and Other	12.8	18.7	23.6	33.6

	$814.4	$719.6	$1,633.8	$1,389.0

GEOGRAPHIC REVENUE

(in millions)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2019	2018	2019	2018
United States and Canada	$4,291.3	$3,654.8	$8,413.1	$7,100.8
Europe	1,571.0	1,499.8	3,245.3	3,086.6
Other	765.6	650.6	1,457.1	1,271.8

	$6,627.9	$5,805.2	$13,115.5	$11,459.2

NEW TRUCK DELIVERIES

	Three Months Ended		Six Months Ended
	June 30		June 30
	2019	2018	2019	2018
United States and Canada	30,000	25,900	58,900	50,100
Europe	15,700	15,800	32,600	31,500
Other	6,600	4,700	12,300	9,300

	52,300	46,400	103,800	90,900